EXHIBIT 99

CONTACT:	Michael S. Piemonte	FOR IMMEDIATE RELEASE:
	(716) 842-5138	April 20, 2004

M&T BANK CORPORATION ANNOUNCES FIRST QUARTER RESULTS

     BUFFALO, NEW YORK — M&T Bank Corporation (“M&T”)(NYSE: MTB) today reported its results of operations for the quarter ended March 31, 2004.

     GAAP Results of Operations. Diluted earnings per share measured in accordance with generally accepted accounting principles (“GAAP”) for the first quarter of 2004 were $1.30, compared with $1.23 in the year-earlier period. GAAP-basis net income for the recent quarter was $159 million, up 37% from $117 million in the first quarter of 2003. On the same basis, net income for the recently completed quarter expressed as an annualized rate of return on average assets and average common stockholders’ equity was 1.29% and 11.19%, respectively, compared with 1.43% and 14.46%, respectively, in the corresponding 2003 quarter.

     M&T’s results for the initial quarter of 2004 reflect the impact of operations obtained in the April 1, 2003 acquisition of Allfirst Financial Inc. (“Allfirst”) and the related issuance of 26.7 million common shares on that date. Merger-related expenses incurred during 2003’s first quarter were $4 million, after applicable tax effect, or $.04 per diluted share. Such amount represents costs for professional services, travel and other expenses associated with planning for the acquisition and the related integration of data processing and other operating systems and functions. There were no similar expenses in the first quarter of 2004. M&T’s results of operations in 2004 reflect an after-tax effect charge of $7 million, or $.06 per

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diluted share, for possible impairment of capitalized residential mortgage servicing rights that resulted from a decline in mortgage loan interest rates late in the first quarter. There was no similar charge in 2003’s first quarter.

     Supplemental Reporting of Non-GAAP Results of Operations. Since 1998, M&T has consistently provided supplemental reporting of its results on a “net operating” or “tangible” basis, from which M&T excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts) and expenses associated with merging acquired operations into M&T, since such expenses are considered by management to be “nonoperating” in nature. Although “net operating income” as defined by M&T is not a GAAP measure, M&T’s management believes that this information helps investors understand the effect of acquisition activity in reported results. Amortization of core deposit and other intangible assets, after tax effect, was $13 million ($.11 per diluted share) in the recent quarter, compared with $7 million ($.07 per diluted share) in the year-earlier quarter.

     Diluted net operating earnings per share, which exclude the impact of amortization of core deposit and other intangible assets and merger-related expenses, were $1.41 for the quarter ended March 31, 2004, compared with $1.34 in the first quarter of 2003. Net operating income for the recent quarter was $172 million, up 36% from $127 million in the year-earlier quarter. Expressed as an annualized rate of return on average tangible assets and average tangible stockholders’ equity, net operating income was 1.48% and 26.02%, respectively, in 2004’s initial quarter, compared with 1.62% and 24.68% in the corresponding quarter of 2003.

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     Reconciliation of GAAP and Non-GAAP Results of Operations. A reconciliation of diluted earnings per share and net income with diluted net operating earnings per share and net operating income follows:

	Three months ended
	March 31
	2004	2003
	(in thousands,
	except per share)
Diluted earnings per share	$1.30	1.23
Amortization of core deposit
and other intangible assets (1)	.11	.07
Merger-related expenses (1)	—	.04

Diluted net operating earnings per share	$1.41	1.34

Net income	$159,490	116,538
Amortization of core deposit and other intangible assets (1)	12,933	7,094
Merger-related expenses (1)	—	3,599

Net operating income	$172,423	127,231

(1) After any related tax effect

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M&T BANK CORPORATION

     Reconciliation of Total Assets and Equity to Tangible Assets and Equity. A reconciliation of average assets and equity with average tangible assets and average tangible equity follows:

	Three months ended
	March 31
	2004	2003
	(in millions)
Average assets	$49,915	33,061
Goodwill	(2,904)	(1,098)
Core deposit and other intangible assets	(230)	(112)
Deferred taxes	—	33

Average tangible assets	$46,781	31,884

Average equity	$5,732	3,267
Goodwill	(2,904)	(1,098)
Core deposit and other intangible assets	(230)	(112)
Deferred taxes	67	33

Average tangible equity	$2,665	2,090

     Taxable-equivalent Net Interest Income. Reflecting growth in average earning assets resulting largely from the acquisition of Allfirst, taxable-equivalent net interest income increased 33% to $424 million in the first quarter of 2004 from $320 million in the year-earlier quarter. Including the impact of $10.3 billion of loans obtained in the Allfirst acquisition, average loans outstanding increased 39% to $35.8 billion in 2004’s initial quarter from $25.8 billion in the corresponding 2003 period. The recent quarter’s average loan total was reduced by the impact of a fourth quarter 2003 transaction in which M&T converted residential real estate loans of $1.3 billion into mortgage-backed securities. Partially offsetting the favorable impact of the growth in earning assets was a lower net interest margin, or taxable-equivalent net interest income expressed as an annualized percentage of average earning assets, which declined to 3.92% in

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the recent quarter from 3.96% in the fourth quarter of 2003 and 4.32% in the year-earlier period. The decline in net interest margin from 2003’s first quarter reflects the yields on earning assets and rates paid on interest-bearing liabilities obtained in the Allfirst acquisition and the impact of declining interest rates, which in recent quarters has resulted in a narrowing of M&T’s net interest margin as the yields on earning assets declined more than the rates paid on interest-bearing liabilities.

     Provision for Credit Losses/Asset Quality. Reflecting lower levels of net charge-offs both in dollar amount and as a percentage of average loans and a significant decline in the level of nonperforming loans as a percentage of loans outstanding, the provision for credit losses declined to $20 million in the recent quarter from $33 million in the first quarter of 2003. Net charge-offs of loans during 2004’s initial quarter were $18 million, compared with $25 million in the year-earlier period. Net charge-offs of loans acquired from Allfirst during the recent quarter were not significant. Expressed as an annualized percentage of average loans outstanding, net charge-offs were .20% in 2004’s first three months, compared with .39% in the corresponding 2003 period. Loans classified as nonperforming totaled $256 million, or .70% of total loans at March 31, 2004, compared with $230 million or .88% a year earlier. Loans past due 90 days or more and accruing interest were $144 million at the recent quarter-end, compared with $146 million at March 31, 2003. Included in the past due but accruing amounts were loans guaranteed by government-related entities of $117 million and $124 million at March 31, 2004 and 2003, respectively. Nonperforming loans and loans past due 90 days or more and accruing interest included loans obtained in the Allfirst acquisition of $64 million and $15 million, respectively. Assets taken in foreclosure of defaulted loans were $19 million and $17 million at March 31, 2004 and 2003, respectively.

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     Allowance for Credit Losses. The allowance for credit losses increased to $616 million, or 1.69% of total loans, at March 31, 2004 from $445 million, or 1.70%, a year earlier. The ratio of M&T’s allowance for credit losses to nonperforming loans was 241% and 193% at March 31, 2004 and 2003, respectively. On the April 1, 2003 acquisition date, Allfirst had an allowance for credit losses of $146 million, or 1.43% of Allfirst’s loans then outstanding. Immediately following the merger on April 1, the combined balance sheet of M&T and Allfirst included an allowance for credit losses of $591 million that was equal to 1.62% of the $36.5 billion of then outstanding loans.

     Noninterest Income and Expense. Noninterest income in the first quarter of 2004 totaled $228 million, 72% higher than $133 million in the year-earlier quarter. Approximately $92 million of such income in 2004’s initial three months was attributable to revenues related to operations in market areas associated with the former Allfirst franchise. Partially offsetting the impact of Allfirst-related revenues were lower mortgage banking revenues, largely the result of lower origination volumes.

     Noninterest expense in the recent quarter totaled $390 million, 61% higher than $242 million in 2003’s initial quarter. Included in such amounts are expenses considered to be nonoperating in nature consisting of the previously noted amortization of core deposit and other intangible assets of $21 million in 2004 and $12 million in 2003, and merger-related expenses of $5 million in 2003. There were no merger-related expenses in 2004. Exclusive of these nonoperating expenses, noninterest operating expenses were $369 million in the recent quarter, compared with $225 million in the first quarter of 2003. The increase in operating expenses was largely related to operations formerly associated with Allfirst. In addition, an

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$11 million (pre-tax) provision for the impairment of capitalized mortgage servicing rights was recorded during the recently completed quarter, reflecting changes in the estimated fair value of capitalized mortgage servicing rights. Such servicing rights were valued as of quarter-end, when mortgage interest rates had dropped to their lowest levels since the second quarter of 2003. As a result, the expected rate of residential mortgage loan prepayments increased, requiring the noted charge. There was no similar charge in 2003’s first quarter. Capitalized residential mortgage servicing rights, net of impairment valuation allowance, are included in “other assets” in M&T’s consolidated balance sheet and totaled $119 million and $106 million at March 31, 2004 and 2003, respectively.

     The efficiency ratio, or noninterest operating expenses divided by the sum of taxable-equivalent net interest income and noninterest income (exclusive of gains and losses from sales of bank investment securities), measures the relationship of operating expenses to revenues. M&T’s efficiency ratio was 56.8% in the first quarter of 2004, compared with 49.8% in the year-earlier period. The higher ratio in 2004 reflects the impact of the acquired Allfirst operations that are now part of M&T and the mortgage servicing rights impairment charge.

     Reflecting on M&T’s first quarter results, Michael P. Pinto, Executive Vice President and Chief Financial Officer, noted, “The recent quarter reflected mixed results for M&T. We are encouraged by the resumption of growth in our commercial loan portfolios and the improvement of our overall credit quality, including lower levels of net charge-offs. Our residential mortgage banking business, as expected, experienced declines in revenue from both the first and fourth quarters of 2003. Those declines, coupled with the mortgage servicing rights impairment charge recognized in the recent quarter, reduced that segment’s contribution to

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M&T’s first quarter results. At this time, subject to the impact of future economic and political conditions, we believe that GAAP-basis diluted earnings per share for 2004 will be in line with our prior guidance.”

     Balance Sheet. M&T’s total assets rose 52% to $50.8 billion at March 31, 2004 from $33.4 billion a year earlier. Loans and leases, net of unearned discount, rose 39% to $36.5 billion at the recent quarter-end from $26.2 billion at March 31, 2003. Deposits were $33.3 billion at March 31, 2004, up from $21.9 billion a year earlier. Total assets, loans and deposits as of April 1, 2003 obtained in the Allfirst transaction were $16 billion, $10 billion and $11 billion, respectively. Total stockholders’ equity was $5.7 billion at March 31, 2004, representing 11.28% of total assets, compared with $3.3 billion or 9.91% a year earlier. Common stockholders’ equity per share was $48.17 and $35.81 at March 31, 2004 and 2003, respectively. Tangible equity per common share was $22.47 at March 31, 2004, compared with $23.13 at March 31, 2003. In the calculation of tangible equity per common share, stockholders’ equity is reduced by the carrying values of goodwill and core deposit and other intangible assets, net of applicable deferred tax balances, which aggregated $3.1 billion and $1.2 billion at March 31, 2004 and 2003, respectively.

     In February 2004, M&T announced that it had been authorized by its Board of Directors to purchase up to 5,000,000 shares of its common stock. Through March 31, 2004, M&T had repurchased 400,000 shares of common stock pursuant to such plan at an average cost of $91.73 per share. Also in February, M&T completed a previously authorized repurchase plan that had been announced in November 2001. In total, during 2004’s first quarter M&T repurchased 1,767,900 shares of its common stock at an average cost per share of $91.73.

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     Conference Call. Investors will have an opportunity to listen to M&T’s conference call to discuss first quarter financial results at 3:00 p.m. Eastern Time today, April 20, 2004. Those wishing to participate in the call may dial 877-780-2276. International participants, using any applicable international calling codes, may dial 973-582-2700. The conference call will be webcast live on M&T’s website at http://ir.mandtbank.com/conference.cfm. A replay of the call will be available until April 21, 2004 by calling 877-519-4471, code 4677410 and 973-341-3080 for international participants. The event will also be archived and available by 5:00 p.m. today on M&T’s website at http://ir.mandtbank.com/conference.cfm.

     Forward-Looking Statements. This news release contains forward-looking statements that are based on current expectations, estimates and projections about M&T’s business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

     Future Factors include changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; credit losses; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock options to be issued in future periods; legislation affecting the financial services industry as a whole, and M&T and its subsidiaries individually or collectively; regulatory supervision and oversight, including required capital levels; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and

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changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes, including environmental regulations; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of pending and future litigation and governmental proceedings; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses; and material differences in the actual financial results of merger and acquisition activities compared with M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.

     These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, including interest rate and currency exchange rate fluctuations, and other Future Factors.

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M&T BANK CORPORATION
Financial Highlights

	Three months ended
	March 31
Amounts in thousands,
except per share	2004	2003	Change
Performance
Net income	$159,490	116,538	37%

Per common share:
Basic earnings	$1.33	1.26	6%
Diluted earnings	1.30	1.23	6
Cash dividends	$.40	.30	33

Common shares outstanding:
Average - diluted (1)	122,316	95,062	29%
Period end (2)	119,031	92,503	29

Return on (annualized):
Average total assets	1.29%	1.43%
Average common stockholders’ equity	11.19%	14.46%

Taxable-equivalent net interest income	$423,533	319,590	33%

Yield on average earning assets	5.10%	5.94%
Cost of interest-bearing liabilities	1.43%	1.89%
Net interest spread	3.67%	4.05%
Contribution of interest-free funds	.25%	.27%
Net interest margin	3.92%	4.32%

Net charge-offs to average total net loans (annualized)	.20%	.39%

Net operating results (3)
Net operating income	$172,423	127,231	36%
Diluted net operating earnings per common share	1.41	1.34	5
Return on (annualized):
Average tangible assets	1.48%	1.62%
Average tangible common equity	26.02%	24.68%
Efficiency ratio	56.81%	49.81%

	At March 31
Loan quality	2004	2003	Change
Nonaccrual loans	$248,188	222,334	12%
Renegotiated loans	7,637	7,630	—

Total nonperforming loans	$255,825	229,964	11%

Accruing loans past due 90 days or more	$144,345	146,355	-1%

Nonperforming loans to total net loans	.70%	.88%

Allowance for credit losses to total net loans	1.69%	1.70%

(1)	Includes common stock equivalents.

(2)	Includes common stock issuable under deferred compensation plans.

(3)	Excludes merger-related expenses and amortization and balances related to goodwill and core deposit and other intangible assets which, except in the calculation of the efficiency ratio, are net of applicable income tax effects. A reconciliation of net income and net operating income appears on page 3.

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M&T BANK CORPORATION
Condensed Consolidated Statement of Income

	Three months ended
	March 31
Dollars in thousands	2004	2003	Change
Interest income	$546,132	435,559	25%
Interest expense	126,829	119,592	6

Net interest income	419,303	315,967	33
Provision for credit losses	20,000	33,000	-39

Net interest income after provision for credit losses	399,303	282,967	41
Other income
Mortgage banking revenues	28,258	34,464	-18
Service charges on deposit accounts	88,325	43,349	104
Trust income	33,586	14,199	137
Brokerage services income	13,853	10,048	38
Trading account and foreign exchange gains	5,123	641	699
Gain on sales of bank investment securities	2,512	233	—
Other revenues from operations	56,494	29,913	89

Total other income	228,151	132,847	72
Other expense
Salaries and employee benefits	200,750	124,074	62
Equipment and net occupancy	47,372	27,151	74
Printing, postage and supplies	9,892	7,013	41
Amortization of core deposit and other intangible assets	21,148	11,598	82
Other costs of operations	110,805	72,442	53

Total other expense	389,967	242,278	61
Income before income taxes	237,487	173,536	37
Applicable income taxes	77,997	56,998	37

Net income	$159,490	116,538	37%

Summary of merger-related expenses included above:
Salaries and employee benefits	$—	285
Equipment and net occupancy	—	96
Printing, postage and supplies	—	42
Other costs of operations	—	5,022

Total merger-related expenses	$—	5,445

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M&T BANK CORPORATION
Condensed Consolidated Balance Sheet

	March 31
Dollars in thousands	2004	2003	Change
ASSETS
Cash and due from banks	$1,827,401	841,827	117%
Money-market assets	316,643	59,229	435
Investment securities	7,655,890	4,146,303	85
Loans and leases, net of unearned discount	36,515,308	26,224,113	39
Less: allowance for credit losses	615,640	444,680	38

Net loans and leases	35,899,668	25,779,433	39
Goodwill	2,904,081	1,097,553	165
Core deposit and other intangible assets	219,683	107,342	105
Other assets	2,009,114	1,412,104	42

Total assets	$50,832,480	33,443,791	52%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits at U.S. offices	$7,959,025	3,901,172	104%
Other deposits at U.S. offices	22,843,169	16,111,791	42
Deposits at foreign office	2,538,686	1,911,259	33

Total deposits	33,340,880	21,924,222	52
Short-term borrowings	4,955,615	2,387,043	108
Accrued interest and other liabilities	1,053,893	424,887	148
Long-term borrowings	5,747,951	5,394,920	7

Total liabilities	45,098,339	30,131,072	50
Stockholders’ equity (1)	5,734,141	3,312,719	73

Total liabilities and stockholders’ equity	$50,832,480	33,443,791	52%

(1)	Reflects accumulated other comprehensive income, net of applicable income taxes, of $57.4 million at March 31, 2004 and $49.4 million at March 31, 2003.

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Condensed Consolidated Average Balance Sheet and Annualized
Taxable-equivalent Rates

	Three months ended
	March 31
	2004		2003		Change in
Dollars in millions	Balance	Rate	Balance	Rate	balance
ASSETS
Money-market assets	$85	.98%	577	1.28%	-85%
Investment securities	7,516	4.09	3,638	5.41	107
Loans and leases, net of unearned discount
Commercial, financial, etc	9,100	4.07	5,340	4.59	70
Real estate - commercial	12,521	5.71	9,687	6.57	29
Real estate - consumer	3,083	5.95	3,181	6.47	-3
Consumer	11,139	5.66	7,581	6.30	47

Total loans and leases, net	35,843	5.32	25,789	6.11	39

Total earning assets	43,444	5.10	30,004	5.94	45
Goodwill	2,904		1,098		164
Core deposit and other intangible assets	230		112		104
Other assets	3,337		1,847		81

Total assets	$49,915		33,061		51%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing deposits
NOW accounts	$1,114	.36	789	.36	41%
Savings deposits	14,755	.62	9,623	.96	53
Time deposits	6,591	2.22	5,877	2.63	12
Deposits at foreign office	2,833	.98	1,052	1.20	169

Total interest-bearing deposits	25,293	1.07	17,341	1.51	46

Short-term borrowings	4,771	1.02	3,490	1.30	37
Long-term borrowings	5,566	3.44	4,838	3.67	15

Total interest-bearing liabilities	35,630	1.43	25,669	1.89	39
Noninterest-bearing deposits	7,563		3,737		102
Other liabilities	990		388		156

Total liabilities	44,183		29,794		48
Stockholders’ equity	5,732		3,267		75

Total liabilities and stockholders’ equity	$49,915		33,061		51%

Net interest spread		3.67		4.05
Contribution of interest-free funds		.25		.27
Net interest margin		3.92%		4.32%

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